Exhibit 10.1

Corporate Advisory Agreement

(Research & Development)

This Agreement made this 18th day of May 2021 by and between GYB, LLC, a Utah limited liability company (hereinafter “Advisor”) with a principal place of business located at 3421 S 500 W, Salt Lake City, UT 84115 and MJ Holdings, Inc., a Nevada corporation with principial lace of business located at 7320 S. Rainbow Blvd, #102-210, Las Vegas, NV 89139

Recitals

Whereas Advisor has experience and contacts in the financial services and capital markets industries and among private accredited and institutional investors, and

Whereas Advisor has experience in certain areas of research and development regarding cannabis and psychedelics, and

Whereas Advisor will utilize his best efforts to bring such information to the attention of Company, and

Whereas Company, while having no current intent in entering the cultivation or production of psychedelics is aware that said industry is [need language here: development in foreign countries, use to avoid addictives, benefits to mental health/PDSD, etc.] an emerging industry that is potentially aligned with the future growth interests of Company, and

Whereas should Company desire to engage in the psychedelics industry, Company would benefit from having advance knowledge of the opportunities, barriers to entry, evolution of legislation, etc. are of import and impact, and

Whereas Advisor will research such opportunities, barriers to entry, evolution of legislation, etc., and will regularly report on the status of same to Company,

Therefore, the parties hereto agree as follows:

1)	The above recitals are true and correct and are incorporated herein.

2)	TERM – This Agreement shall be a one (1) year agreement and commence on the effective date of this agreement.

3)	SCOPE OF ENGAGEMENT – Duties shall include, but not be limited to the following:

a)	Advisor shall report to Company, in writing, on a quarterly basis beginning with July 1, 2021, on the status of the psychedelics industry including, but not limited to, those areas of importance identified in the Recitals.
b)	Advisor shall identify entities operating within the legally regulated psychedelics industry that may be suitable as a potential acquisition or merger target of the Company. Notwithstanding, Advisor shall not engage any such entity without the express written permission of Company and then, only to the extent specifically set forth in such instructions. At no time shall Advisor represent or infer to any such entity that it is an officer or employee of Company.
c)	Advisor shall provide all such other services as the parties hereto mutually agree upon.

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4)	COMPENSATION – For services performed from date hereof through May 31, 2023, the sum of $310,000 to be paid upon the execution of this agreement.

5)	EXPENSES – Company shall reimburse Advisor for all reasonable out of pocket expenses incurred by Advisor on behalf of Company only upon previous approval, in writing, by Company. Advisor shall submit monthly expense statements with receipts attached thereto and Company shall reimburse Advisor in a timely manner for approved expenses.

6)	COMPANY’S DUTIES – Company’s Officers and Directors shall make themselves reasonably available to consult with Advisor. Company will determine whether it is advisable for Company representatives to attend meetings, conference calls or otherwise communicate with any prospective investor, prospect or otherwise, (b) Advisor is responsible for all normal and ordinary expenses of its operations including office space, phone and internet service, personnel, etc. Except as otherwise specifically set forth herein, Advisor is not an agent or business partner of Company and shall not represent or infer otherwise to any third party.

7)	BREACH – Any alleged breach of this agreement shall be communicated to the breaching party in writing via Notice; see paragraph 7, below. The party against whom the claim has been made shall have fifteen days (15) from the date of Notice to cure the alleged breach or such time as may be commercially reasonable to commence to cure same and diligently pursue cure to completion in a timely manner; which time may be less than fifteen (15) days. Failure to cure the alleged breach in a timely manner shall allow the aggrieved party to terminate this agreement pursuant to the terms herein below.

8)	NOTICES – All notices shall be sent via email, overnight courier or hand delivery to the address first indicated hereinabove unless the parties have given reasonable Notice of a change of address.

9)	FORCE MAJEURE – Neither party shall be liable in damages or have the right to terminate this Agreement for any delay or default in performing hereunder if such delay or default is proximately and materially caused by conditions beyond its control including, but not limited to Acts of God (natural disasters i.e. earthquakes, hurricanes, floods), Government restrictions, wars, acts of terrorism, insurrections and/or any other cause beyond the reasonable control of the party whose performance is affected.

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10.	TERMINATION - Company may terminate this agreement without cause upon sixty (60) days’ notice to Advisor provided. Should any breach remain uncured after Notice of such Breach then termination of this Agreement shall be effective without further notice upon the expiration of the cure period. Advisor may, upon Notice and opportunity to cure, terminate this agreement upon failure of Company to timely cure.

11.	APPLICABLE LAW – The laws of the State of Nevada shall apply to all provisions and paragraphs of this agreement. Jurisdiction for any claim for breach or otherwise shall be, consistent with the Arbitration Clause, below in paragraph 11, in Clark County, NV.

12.	ARBITRATION – Any unresolved claim of breach or material dispute arising hereunder shall be brought before an arbitrator or arbitration panel pursuant to the Commercial Arbitration Rules of the American Arbitration Association and consistent with Paragraph 10, above.

13.	NO WAIVER – Should any language or clause of this agreement be determined to be void then only that language shall be deleted herefrom and the requirements of no other paragraphs herein shall be deemed waived by either party or invalid.

14.	FACSIMILE – Executed documents exchanged by the parties hereto, including this Agreement, shall be deemed to be originally executed if communicated and delivered via facsimile.

The Parties hereto agree as of the date first written hereinabove.

ADVISOR: GYB, LLC

Dimitrios A. Deslis – Manager/ Authorized Agent

COMPANY: MJ Holdings, Inc

Paris Balaouras, Chairman, Founder, CCO

Wire Information

GYB, LLC

3421 S 500 West

Salt Lake City, UT 84115

JP Morgan Chase

270 Park Avenue

New York, NY 10017

ABA#: 124001545

Account #: 662052361

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